Exhibit 10.21

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

 January 2022

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND LIKELY WOULD CAUSE COMPETITIVE HARM TO THE REGISTRANT

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

I.	Introduction

The success of both PeoplesBank and Codorus Valley Bancorp, Inc. (“the Company”) is dependent upon the Company’s ability to meet and exceed financial and strategic objectives, increase the value of the franchise and operate in the best long-term interests of the shareholders.    This success is dependent upon the contributions of each individual executive which collectively impact the Company’s performance and results.

PeoplesBank intends to provide executives with a structured incentive compensation opportunity in order to recognize the contribution that each makes to the overall performance of the Company.  The purpose of this incentive plan is to motivate, reward and reinforce performance and achievement of corporate goals and individual performance/contributions in support of the Company’s strategic objective for growth and profitability.

While risk is an inherent aspect of business, this compensation plan is designed to reward executives for certain levels of performance without encouraging undue risk-taking which could materially threaten the safety and soundness of the Company or business unit.

This Executive Incentive Plan (“the Plan”) has been developed as a meaningful compensation tool to encourage and reward participants for the part that they play in the overall success of the Company.  The Plan is designed to:

•	provide a form of results-oriented variable compensation which is directly linked to overall Company performance, and,
•	provide for recognition of individual contribution to the Company’s performance

II.	Plan Year

The plan year for this program will be the calendar year, January 1 – December 31.  The Plan will pay out annually based on achievement of established goals and performance measures.  The performance measures for the Plan will be determined, calculated and approved annually.

III.	Eligibility for Participation

All PeoplesBank executives who meet the criteria below will be eligible to participate in the Executive Incentive Plan.  A listing of participant categories by grouping appears in Exhibit A.

January 2022Page 2

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

Eligibility for incentive payout will be determined by the participant’s most recent performance rating.  To be eligible, individual performance must meet expectations for the role and not be subject to a performance plan. Newly hired executives will be eligible to participate in the Plan provided they start employment prior to October 1 of the plan year. Payout for current year hires will be pro-rated based on their actual pay during the plan year. If the individual started employment after October 1, the executive will be eligible for the next plan year.

A participant’s eligibility ceases at termination of employment (except in the case of retirement, death or disability) and the participant will not receive any awards under the Plan beyond those already received.  To be eligible for an award, an executive must be employed as of the payout date.

IV.	Incentive Opportunities

Each participant will have a target incentive opportunity based on his/her role and competitive market practice.  Incentive opportunities will be defined as a percentage of base pay.  Base pay is actual base salary earned as of December 31 of the plan year.  See Exhibit A for targets by participant categories.

V.	Payout Range

Actual awards will pay out at a reduced level (i.e.50% of target) for threshold performance, at 100% for target performance and at higher level (i.e.150% of target) for stretch/maximum or above performance.    Performance below threshold will be zero.

VI.	Performance Goals

Each participant will have defined performance goals.  The goals and weights are determined at the beginning of each plan year and may change from year to year.  The goals are established by the Compensation Committee and Executive Management in conjunction with the annual budget process.    Company goals are selected to be aligned with business/strategic plan and may reflect annual financial measures such as Pre-Tax,Pre-Provision income,  net income, return on assets, return on equity, efficiency ratio,  earnings per share, balance sheet growth,  asset quality and other risk considerations as well as other indicators as appropriate.  Personal goals generally reflect each participant’s unique role and responsibilities and may include Action Plan

January 2022Page 3

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

objectives as deemed appropriate.  Threshold, target, and maximum goals will be defined as quantifiable goals.

The performance goals for the plan year are found in Exhibit A.    Individual participant performance measures will be documented in the format that is specific, measurable, time bound, and directly tied to the budget and or action plan item for the calendar year.

VII.	Award Calculation and Distribution

Payout amounts are calculated according to the level of overall performance achievement as compared to goals as explained in Exhibit A.  Payout for performance between the threshold and target and target and maximum is interpolated.

Incentive payouts will be approved by the Compensation Committee.  Final incentive payouts can be adjusted downward based on credit, regulatory, or any other assessment of risk by the Compensation Committee.

Actual individual payouts are then distributed to eligible participants based on payout percentage of base pay (defined as actual base salary earned as of December 31 of the plan year) for the year. Any payout is subject to the Bank’s Clawback Policy.

Payment will be made following the release of the prior year financials by the external auditors.  This will occur no later than March 15 of the following year.  The Company will deduct from all payments under this plan any federal, state or local taxes required by law to be withheld from such payments.    Any participant terminating employment (except retirement, death, or disability) prior to actual payment of award will forfeit that award.

VIII.	Administration

Effective Date

This Plan is effective January 1, 2022 for the performance period of January 1, 2022 to December 31, 2022.    The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with the Company’s objectives.  The Company’s Compensation Committee retains the right as described below to amend, modify or discontinue the Plan at any

January 2022Page 4

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

time during the specified period.  The Plan will remain in effect until earned incentive compensation is paid to participants.

Plan Authorization and Oversight

This Plan is authorized by the Board of Directors.  The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. The Compensation Committee has the authority to make adjustments for non-recurring and extraordinary items that they deemed are outside management’s control.  Any determination by the Committee and/or Board of Directors will be final and binding.  The Compensation Committee may, in its sole discretion, terminate, modify or amend any aspect of the Plan. Amendments can include adjustments to award calculations for any significant extraordinary financial items occurring in any given time period. However, no Plan amendment or termination will adversely affect an outstanding award.

The Compensation Committee shall have full power and authority to construe, interpret, manage and control this plan.  The plan administrator shall be designated at the discretion of the Compensation Committee.

Any decisions made or action taken by the Committee arising out of, or in connection with, the administration, interpretation and effect of the Plan shall be at their absolute discretion and will be conclusive and binding on all parties.  The Company reserves the right to amend, suspend, reinstate or terminate all or any part of the Plan at any time.

The Company will give prompt written notice to each participant of any amendment, suspension, termination or any material modification of the Plan.  The Compensation Committee also reserves the right to withhold or amend award payments based on performance or circumstances deemed highly unusual.

Risk Assessment

At least annually, the Director of Human Resources or Chief Administrative Officer and Chief Risk Officer (who has responsibility for risk assessment) will review this plan and provide a report including a detailed assessment regarding any risk issues inherent in the Plan.  This risk report and the plan document in full will be reviewed by the Compensation Committee of the Board of Directors to ensure that the plan design is consistent with the compensation philosophy of the Company and that the Plan does not motivate undue risk taking. The annual review will also

January 2022Page 5

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

include the market competitiveness of the Plan, the plan’s alignment with the Company’s strategic plan, an assessment of how the Plan meets the objectives in the Introduction of this document, plus the Plan’s impact on the overall safety and soundness of the Company.   The Committee will then provide a report and recommendations to the full Board of Directors who are responsible to approve the Plan.

Leave of Absence

Employees on a leave of absence (including FMLA, Long Term Disability, Short Term Disability, etc.) will be eligible; however, their distribution will be pro-rated based upon the number of full months of work completed during the plan year under consideration.

Termination of Employment

If a participant is terminated by the Company or resigns, no incentive award will be distributed except death, disability or retirement.

If a participant ceases to be employed by the Company due to death, disability or retirement, his/her incentive award distribution for the Plan year will be pro-rated based on the number of full months of work completed during the plan year under consideration.

Miscellaneous

The Plan does not constitute a contract of employment, and participation in the Plan does not give any employee the right to be retained in the service of the Company or any right or claim to an award under the Plan unless specifically accrued under the terms of this plan.  Designation as a plan participant conveys the opportunity, but not the right, to any awards conferred under the Plan.

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

January 2022Page 6

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

IX.	Governing Law

Except as preempted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

X.	Plan Approval

This plan has been approved by the Board of Directors of Codorus Valley Bancorp, Inc. on January 25, 2022.

By ______________________________________

   Board of Directors

   Codorus Valley Bancorp, Inc.

    _______________________________________

    Compensation Committee

    Codorus Valley Bancorp, Inc.

January 2022Page 7

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

Exhibit A

Performance Goals - Plan Year 2022

Category	Performance Measure	Weight	Performance Goals
			Threshold	Target	Stretch
Corporate	Pre-Tax, Pre-Prov. Income	*	$[redacted]**	$[redacted]**	$[redacted]**
	ROE	*	[redacted]**%	[redacted]**%	[redacted]**%
	Efficiency Ratio	*	[redacted]**%	[redacted]**%	[redacted]**%
Individual	Individual Performance	*	TBD
Total		100%

		2021
All Participants receive	Performance Measure	Weight
the same weighting
	Pre-Tax, Pre-Provision Income	30%
	ROE	35%
	Efficiency Ratio	20%
	Individual	15%
		100%

Parameters for 2022

1.

The Compensation Committee has the discretion to adjust incentive payments down by as much as 100% if it is determined that excessive risk has been taken.  This can be done on an individual or overall basis, as appropriate.

2.	Base pay is defined as actual base salary earned as of December 31 of plan year.
3.	Generally, Company performance factor(s) must meet or exceed threshold to initiate an award in the Plan. Each performance factor is assessed independently from the other performance factors.
4.	Awards for performance above threshold but between defined points (threshold, target, maximum) will be interpolated.
5.	Performance above maximum level will be paid at maximum award level.
6.	Pre-Tax, Pre-Provision Income is defined as net income after all expenses and the awards under this plan and before taxes and provision for loan loss.
7.	Return on Equity is the amount of Net Income available to common shareholders as a percentage of average common shareholders’ equity.

January 2022Page 8

PeoplesBank, A Codorus Valley Company

Executive Incentive Plan

8.

Efficiency Ratio is the amount of the Bank’s total noninterest expenses (“overhead”) as a percentage of total revenues. The determination of total revenues excludes the impact of ALLL provision and gain on sales of investment securities

2022 Participant Target Awards

ParticipantThresholdTargetMaximum

President  & CEO     15.0%   30%   45.0%

Executive Leadership Team     12.5%   25%   37.5%

January 2022Page 9